Exhibit 5.1

Confidential To: — Bunge Global SA Route de Florissant 13 1206 Genève	Homburger AG Prime Tower Hardstrasse 201 CH–8005 Zurich T +41 43 222 10 00 F +41 43 222 15 00 lawyers@homburger.ch

July 10, 2025

Bunge Global SA

We have acted as special Swiss counsel to Bunge Global SA, a stock corporation incorporated under the laws of Switzerland (the Company), in connection with the Registration Statement on Form S−3, as amended (the Registration Statement), filed with the Securities and Exchange Commission (the Commission) on July 10, 2025 under the Securities Act of 1933, as amended (the Act), relating to the registration with the Commission of 65,611,831 new registered shares, par value USD 0.01 each, of the Company (the 65,611,831 new registered shares that were issued in the Capital Increase (as defined below), the New Shares, and the registered shares of the Company with a nominal value of USD 0.01 generally, the Shares), which were issued by the Company to Danelo Limited (Danelo), CPPIB Monroe Canada, Inc. (CPPIB) and Venus Investment Limited Partnership (Venus, and together with Danelo and CPPIB, the Sellers or the Contributors), in exchange for the contribution in kind of 300,000 ordinary shares with a par value of USD 0.01 each in Viterra Limited, a private company limited by shares incorporated under the laws of Jersey (Viterra, and the ordinary shares in Viterra, the Ordinary Viterra Shares) and 50,000 restricted shares with a par value of USD 0.01 each in Viterra (the Restricted Viterra Shares, and together with the Ordinary Viterra Shares, the Viterra Shares), to the Company (the Contribution), pursuant to the terms of the Contribution in Kind Agreement (as defined below) upon completion of the acquisition by the Company of all Viterra Shares from the Sellers (the Transaction) in accordance with the terms and subject to the conditions set forth in the Business Combination Agreement dated June 13, 2023 (as amended from time to time), by and among the Company, Viterra and the Sellers (the BCA). The Company issued the New Shares by way of a capital increase (the Capital Increase) based on the Company's existing capital band pursuant to Article 4a of the Articles (as defined below) on July 2, 2025.

As such counsel, we have been requested to render an opinion as to certain Swiss legal matters relating to the Shares.

Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Documents (as defined below).

I.	Basis of Opinion

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof. Such laws and the interpretation thereof are subject to change. In the absence of explicit statutory law, we base our opinion solely on our independent professional judgment.

This opinion is also confined to the matters stated herein and the Documents (as defined below), and is not to be read as extending, by implication or otherwise, to any other matter, agreement or document referred to in any of the Documents (as defined below) (including in the case of the Registration Statement, any document incorporated by reference therein or exhibit thereto) or any other matter.

For purposes of this opinion we have not conducted any due diligence or similar investigation as to factual circumstances that are or may be referred to in the Documents (as defined below), and we express no opinion as to the accuracy of the representations and warranties of facts set out in the Documents (as defined below) or the factual background assumed therein.

For purposes of this opinion, we have only examined originals or copies of the following documents (collectively the Documents):

(a)	an electronic copy of the BCA;

(b)	an electronic copy of the Registration Statement, constituting a prospectus of the Company for purposes of the Act with respect to the New Shares to be registered on the Registration Statement;

(c)	an electronic copy of the proxy statement pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the Proxy Statement), filed by Bunge Limited on August 7, 2023, with the Commission (together with the BCA and the Registration Statement, the Transaction Documents);

(d)	an electronic copy of the minutes of the shareholder resolutions passed at the Company's extraordinary general meeting of shareholders held on October 19, 2023, and authenticated in a public deed (the Shareholder Resolutions), resolving on, inter alia, the introduction of a capital band (Kapitalband) authorizing the board of directors of the Company (the Board) to increase the Company's share capital by up to USD 807,147.36 through the issuance of up to 80,714,736 Shares (the Capital Band);

(e)	an electronic copy of the organizational regulations (Organisationsreglement) of the Company dated October 26, 2023 (the Organizational Regulations);

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(f)	an electronic copy of (i) the resolutions of the Board dated as of June 27, 2025 regarding the authorization of the Capital Increase out of the Capital Band (Erhöhungsbeschluss) and (ii) the resolutions of the Board in the form of a public deed dated July 1, 2025 (Feststellungsbeschluss), regarding (i) the ascertainment in relation to the Capital Increase and (ii) the amendments to the Articles (the Board resolutions pursuant to this item (e)(ii) the Ascertainment Resolutions, and the Board resolutions pursuant this item (e)(i) and (ii) collectively the Board Resolutions);

(g)	an electronic copy of the report of the Board regarding the Capital Increase (Kapitalerhöhungsbericht), dated July 1, 2025 (the Board Report);

(h)	an electronic copy of the audit confirmation by Deloitte AG (Prüfungsbestätigung) with regard to the Board Report, dated July 1, 2025 (the Audit Confirmation);

(i)	an electronic copy of the subscription forms (Zeichnungsscheine) (the Subscription Forms) executed by each of:

(i)	Danelo on July 1, 2025, regarding the subscription of 32,805,915 New Shares;

(ii)	CPPIB on July 1 , 2025, regarding the subscription of 26,244,733 New Shares; and

(iii)	Venus on July 1 , 2025, regarding the subscription of 6,561,183 New Shares;

(j)	an electronic copy of the contribution in kind agreement dated July 1, 2025, by and among the Company and the Contributors (the Contribution In Kind Agreement) regarding the contribution in kind of all Viterra Shares to the Company;

(k)	an electronic copy of the articles of association (Statuten) of the Company dated July 1, 2025, notarized by a notary of the Canton of Zug on July 1, 2025, in the form as deposited with the Commercial Register of the Canton of Geneva on July 2, 2025 (the Articles);

(l)	an electronic copy of a certified preliminary excerpt (Handelsregisterauszug vor Publikation) from the Commercial Register of the Canton of Geneva, Switzerland, for the Company, dated July 2, 2025 (the Excerpt); and

(m)	an electronic copy of the Company's uncertificated share register dated July 2, 2025 (Wertrechtebuch), evidencing the creation of 65,611,831 uncertificated securities of the Company (the Uncertificated Share Register).

No documents have been reviewed by us in connection with this opinion other than the Documents. Accordingly, we shall limit our opinion to the Documents and their legal implications under Swiss law.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. With respect to Documents governed by laws other than the laws of Switzerland, for purposes of this opinion we have relied on the plain meaning of the words and expressions contained therein without regard to any import they may have under the relevant governing law.

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II.	Assumptions

In rendering the opinion below, we have assumed the following:

(a)	all documents produced to us as originals are authentic and complete, and all documents produced to us as copies (including, without limitation, electronic copies) conform to the original;

(b)	all documents produced to us as originals and the originals of all documents produced to us as copies were duly executed and certified, as applicable, by the individuals purported to have executed or certified, as the case may be, such documents, and any electronic or facsimile signatures on any such document have been affixed thereto by the individual to whom such electronic or facsimile signature belongs and such individual has saved and submitted such document as so electronically signed in such a manner so as to prevent removal or other alteration of such signature;

(c)	except as expressly opined upon herein, and to the extent relevant for purposes of this opinion, all information, confirmations, representations and warranties contained in the Documents, and all material statements made to us in connection with the Documents, are and at all relevant times will be true and accurate;

(d)	the Registration Statement has been duly filed by the Company and has become effective;

(e)	the parties to the BCA, the Subscription Forms and the Contribution Agreement (other than the Company) are duly incorporated or formed, as applicable, and organized and validly existing under the laws of their respective jurisdiction of incorporation or formation, as applicable;

(f)	the BCA, which is governed by the laws of the State of New York, is within the capacity and power of, has been duly authorized, executed and delivered by, and is binding on, all the parties thereto other than the Company, and is valid, binding and enforceable under the laws of the State of New York;

(g)	each of the Subscription Forms and the Contribution in Kind Agreement is within the capacity and power of, has been duly authorized, executed and delivered by, and is binding on, all the parties thereto other than the Company, and the Company has otherwise complied with the requirements of article 634 of the Swiss Code of Obligations of March 30, 1911, as amended (the CO);

(h)	each of the Subscription Forms is in full force and effect as of the date hereof and was in full force and effect as of the date of the Ascertainment Resolutions;

(i)	the Shareholder Resolutions and the Board Resolutions (i) have been duly resolved and otherwise in the manner set forth therein, (ii) have not been amended and (iii) are in full force and effect;

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(j)	the Board Report, the Audit Confirmation, the Articles and the Organizational Regulations have not been amended and are in full force and effect;

(k)	the Excerpt and the Uncertificated Share Register are unchanged and correct, complete and up-to-date as of the date hereof and no changes have been made that should have been or should be reflected in the Excerpt or the Uncertificated Share Register as of the date hereof;

(l)	the Company is, at the date hereof, not insolvent or over-indebted (in the sense of article 725b CO;

(m)	the parties to BCA entered into the BCA for bona fide commercial reasons and on arm's length terms, and none of the directors, officers or agents of any such party has or had a conflict of interest with such party in respect of the Documents that would preclude such director, officer or agent from validly representing (or granting a power of attorney in respect of the Documents for) such party;

(n)	the Company has not entered and will not enter into any transaction which could be construed as repayment of share capital (Einlagenrückgewähr) and has not undertaken and will not undertake, other than as contemplated under the Contribution in Kind Agreement, an acquisition in kind (Sacheinlage) without complying with the formal procedure set forth in article 634 CO;

(o)	the New Shares have not been and will not be (i) publicly offered, directly or indirectly, in Switzerland within the meaning of article 3 lit. h of the Swiss Financial Services Act of June 15, 2018 (FinSA), except under an exemption from the prospectus requirements under the FinSA, as amended, or (ii) admitted to trading on any trading venue in Switzerland, and the offering of the New Shares has otherwise been and will be conducted in the manner described in the Transaction Documents;

(p)	all authorizations, approvals, consents, licenses, exemptions, other than as required by mandatory Swiss law applicable to the Company or by the Articles, and other requirements for the issuance of the New Shares or for any other activities carried on in view of, or in connection with, the performance of the obligations expressed to be undertaken by the Company in connection with the issuance of the New Shares have been duly obtained or fulfilled in due time and are and will remain in full force and effect, and any related conditions to which the parties thereto are subject have been satisfied; and

(q)	no laws (other than those of Switzerland) affect any of the conclusions stated in this opinion.

III.	Opinion

Based on the foregoing and subject to the qualifications set out below, we are of the opinion as of the date hereof:

1.	The Company has been duly incorporated and is validly existing as a corporation (Aktiengesellschaft) under the laws of Switzerland with all requisite corporate power and authority to conduct its business as described in the Articles.

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2.	The New Shares have been validly issued, fully paid as to their nominal value and are non-assessable.

IV.	Qualifications

The above opinions are subject to the following qualifications:

(a)	The lawyers of our firm are members of the Zurich bar and do not hold themselves out to be experts in any laws other than the laws of Switzerland. Accordingly, we are opining herein as to Swiss law only and we express no opinion with respect to the applicability or the effect of the laws of any other jurisdiction to or on the matters covered herein.

(b)	We express no opinion on any tax or accounting matters.

(c)	We express no opinion as regards the withdrawal of the Company's shareholders' preferential subscription rights (Bezugsrechte) in connection with the Capital Increase.

(d)	The exercise of voting rights and rights related thereto with respect to any Shares is only permissible after registration in the Company's share register as a shareholder with voting rights in accordance with the provisions of, and subject to the limitations provided in, the Articles.

(e)	When used in this opinion, the term "non-assessable" means that no further contributions have to be made by the relevant holder of the Shares.

(f)	When used in this opinion, the term "validly issued" means that the issuance of the New Shares is valid between the Company and the party having subscribed for the New Shares. With regard to any third parties, the issuance of the New Shares will only be valid on the business day in Switzerland following the day of publication of the Capital Increase in the Swiss Official Gazette of Commerce.

(g)	We express no opinion as to any Shares issued out of the Company's conditional share capital not yet registered in the Commercial Register of the Canton of Geneva.

(h)	We express no opinion as to regulatory matters or as to any commercial, accounting, calculating, auditing or other non-legal matter.

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We have issued this opinion as of the date hereof and we assume no obligation to advise you of any changes that are made or brought to our attention hereafter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required pursuant to Section 7 of the Act.

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This opinion shall be governed by and construed in accordance with the laws of Switzerland.

Sincerely yours,

Homburger AG

/s/ David Oser
David Oser

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